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                           [PALMER & DODGE LLP LOGO]
                   111 HUNTINGTON AVENUE AT PRUDENTIAL CENTER
                             BOSTON, MA 02199-7613




                                                              March 29, 2002


Axcelis Technologies, Inc.
55 Cherry Hill Drive
Beverly, Massachusetts 01915


         We are rendering this opinion in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by Axcelis Technologies, Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof. The Registration Statement relates to the registration of up to $125,000,000 in aggregate principal amount of 4 1/4% Convertible Subordinated Notes Due 2007 (the "Notes") and the shares of Axcelis Technologies, Inc. common stock, $0.001 par value per share, issuable upon conversion of the Notes (the "Conversion Shares"). The Notes were issued by the Company pursuant to an Indenture dated as of January 15, 2002 (the "Indenture") between the Company and State Street Bank and Trust Company, as trustee. We understand that the Notes and Conversion Shares are to be offered and sold from time to time by the holders named in the prospectus forming part of the Registration Statement (the "Prospectus") in the manner described in the Prospectus.

         We have acted as the Company's counsel in connection with the preparation of the Registration Statement and are familiar with the actions taken by the Company in connection with the initial sale of the Notes. We have examined such documents as we consider necessary to render this opinion.

         The Indenture and the Notes are governed by the law of the State of New York and, therefore, in rendering our opinion as to the validity and binding effect of the Indenture and the Notes, we have relied on an opinion of New York counsel with respect to matters of New York law. Except to the extent of such reliance, the opinions rendered herein are limited to the Delaware General Corporation Law, including applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws, and the Federal law of the United States.

         Based upon and subject to the foregoing, we are of the opinion that:

         1. The Notes are, and when sold pursuant to the Prospectus will be, valid and binding obligations of the Company, subject to applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally and general principles of equity.

         2. The 6,250,000 Conversion Shares being registered have been duly authorized and, when issued and delivered upon conversion of the Notes in accordance with the terms of the Indenture, will be validly issued, fully paid and nonassessable.

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March 29, 2002
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         We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus.

                                                     Very truly yours,

                                                     /s/ PALMER & DODGE LLP